Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	May 4, 2016

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Solid First-Quarter Financial Results, Increases 2016 Annual Distributable Cash Flow Guidance to $910 Million

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $207.1 million for first quarter 2016 compared to $183.6 million for first quarter 2015. The 2016 results include a $26.9 million non-cash gain related to the transfer of the partnership’s 50% interest in Osage Pipe Line Company, LLC (Osage).
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $205.3 million for first quarter 2016 compared to $233.1 million for first quarter 2015. The decline between periods was due to reduced contributions from the partnership’s commodity-related activities resulting from the lower petroleum pricing environment and timing of maintenance capital spending within the calendar year.
Diluted net income per limited partner unit was 91 cents in first quarter 2016 and 81 cents in first quarter 2015. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-GAAP financial measure, was 87 cents for first quarter 2016, or 75 cents excluding the 12-cent favorable impact of the non-cash gain. These results exceeded the 70-cent guidance provided by management in early Feb. primarily due to higher refined products and crude oil transportation revenues.
“Magellan’s assets continue to generate solid financial results despite the overall lower commodity price environment, emphasizing the stability and consistency of our conservative, fee-based business model,” said Michael Mears, chief executive officer. “We remain committed to our disciplined financial policy, our focus on operational safety and our execution on strategic growth projects to benefit Magellan’s future.”
An analysis by segment comparing first quarter 2016 to first quarter 2015 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $170.9 million, a decrease of $12.5 million. Transportation and terminals revenue increased $4.1 million between periods primarily due to higher average tariffs from the partnership’s 4.6% tariff increase in mid-2015. Operating expenses increased $11.8 million due to less favorable product overages (which reduce operating expenses), higher environmental accruals, more product handling costs related to the receipt of off-spec product in the current period and increased asset retirement expense.

Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $4.9 million between periods as lower commodity prices were primarily offset by the gains recognized from changes in the New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership’s commodity-related activities. Details of these MTM commodity-related and other inventory adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that settled during the quarter, also decreased between periods primarily due to lower commodity prices.
Crude oil. Crude oil operating margin was $100.7 million, an increase of $16.0 million. Transportation and terminals revenue increased $10.8 million primarily due to higher average rates and more shipments on the partnership’s Longhorn pipeline system and new leased storage contracts. Overall crude oil shipments declined and average rate per barrel increased due to fewer barrels moving under the partnership’s lower-priced Houston distribution system tariff structure to their ultimate destination. Instead, customers utilized space available on the partnership’s capacity lease for shipments from BridgeTex pipeline or the longer-haul committed tariffs for Longhorn pipeline movements. Earnings of non-controlled entities increased $8.1 million due to higher shipments on the BridgeTex and Double Eagle pipeline systems, which are owned 50% by Magellan. Operating expenses increased $3.0 million between periods due to higher product handling costs related to the receipt of off-spec product and increased personnel costs, partially offset by more favorable product overages.
Marine storage. Marine storage operating margin was unchanged between periods at $27.9 million. Increased revenues from higher average storage rates were offset by more asset integrity spending in the current period due to timing of tank maintenance work.
Other items. Depreciation and amortization increased primarily due to recent expansion capital expenditures, and G&A expense was higher primarily due to additional headcount and increased payout expectations for the partnership’s equity-based incentive compensation program. Other income increased $2.5 million related to a favorable non-cash MTM adjustment for hedged crude oil tank bottom inventory owned by the partnership. As discussed previously, the 2016 results include a $26.9 million non-cash gain related to the transfer of the partnership’s 50% interest in Osage to an affiliate of HollyFrontier Corporation in exchange for long-term refined products commercial agreements from this customer.
Net interest expense increased due to additional borrowings to finance expansion capital spending, partially offset by more interest capitalized for construction projects in the current period. As of March 31, 2016, the partnership had $3.8 billion of debt outstanding, with no borrowings outstanding under its commercial paper program or revolving credit facility and $210.0 million of cash on hand.

Expansion capital projects
Magellan continues to pursue expansion opportunities, including organic growth construction projects and acquisitions. Based on the progress of expansion projects already underway, the partnership expects to spend $800 million in 2016 and $150 million thereafter to complete its current slate of construction projects. The new estimates include spending for additional storage along the partnership’s refined products pipeline system and new crude oil storage capabilities, primarily at its East Houston terminal.
The partnership is making significant progress on its current growth projects. Construction of the Little Rock pipeline is substantially complete, with operations expected to begin in early July. Regarding the Saddlehorn pipeline, all pipe has been installed with hydrostatic testing underway for the Platteville-to-Cushing segment, which is expected to begin linefill in early third quarter and be fully operational during Sept. For the Carr-to-Platteville segment of the Saddlehorn pipeline, right-of-way acquisition and permitting work are in the final stages and pipe production is complete with installation expected to begin in June. The Carr-to-Platteville segment is still expected to be operational by the end of 2016. Construction is nearing completion for Magellan’s Corpus Christi condensate splitter, with testing to commence during the third quarter and commercial operations to begin in the fourth quarter of 2016.
Magellan also continues to evaluate well in excess of $500 million of potential growth projects in earlier stages of development and acquisition opportunities, all of which have been excluded from the partnership’s spending estimates at this time. Examples of potential opportunities include multiple options to increase Magellan’s Gulf Coast marine capabilities, including additional storage in the Houston Ship Channel area and further development of its Seabrook Logistics joint venture, as well as the potential development of a joint venture refined petroleum products pipeline between Corpus Christi and Brownsville, Texas.

Financial guidance for 2016
Management is increasing its 2016 DCF guidance by $10 million to $910 million, resulting in 1.2 times the amount needed to pay cash distributions for 2016. The higher DCF guidance primarily reflects solid financial results to date and higher commodity prices than initially expected for the year. Management remains committed to its goal of increasing annual cash distributions by 10% for 2016 and at least 8% for 2017 while maintaining distribution coverage of at least 1.2 times each year.
Including actual results generated during the first quarter, net income per limited partner unit is estimated to be $3.37 for 2016, with second-quarter guidance of 72 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.

Earnings call details
An analyst call with management to discuss first-quarter results and 2016 guidance is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (800) 524-8950 and provide code 2140161. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 10. To access the replay, dial (888) 203-1112 and provide code 2140161. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF, net income per unit excluding MTM commodity-related pricing adjustments and net income per unit excluding MTM commodity-related pricing adjustments and the non-cash gain related to the Osage transfer, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.

Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities and its crude oil tank bottom inventory. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 95 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, goal, believe, estimate, expect, future, may, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership’s terminals or pipelines; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2015 and subsequent reports on Form 8-K. Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2016
Transportation and terminals revenue	$353,812	$370,075
Product sales revenue	173,127	146,562
Affiliate management fee revenue	3,363	3,179
Total revenue	530,302	519,816
Costs and expenses:
Operating	106,707	123,233
Cost of product sales	136,179	113,585
Depreciation and amortization	41,697	43,754
General and administrative	35,498	40,874
Total costs and expenses	320,081	321,446
Earnings of non-controlled entities	9,590	17,628
Operating profit	219,811	215,998
Interest expense	37,194	43,724
Interest income	(349)	(361)
Interest capitalized	(2,107)	(6,136)
Gain on exchange of interest in non-controlled entity	—	(26,900)
Other expense (income)	279	(2,270)
Income before provision for income taxes	184,794	207,941
Provision for income taxes	1,158	871
Net income	$183,636	$207,070

Basic net income per limited partner unit	$0.81	$0.91

Diluted net income per limited partner unit	$0.81	$0.91

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,525	227,826

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,525	227,849

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended
	March 31,
	2015	2016
Refined products:
Transportation revenue per barrel shipped	$1.369	$1.416
Volume shipped (million barrels):
Gasoline	62.2	61.1
Distillates	36.9	36.3
Aviation fuel	5.2	5.5
Liquefied petroleum gases	1.0	1.6
Total volume shipped	105.3	104.5

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.112	$1.447
Volume shipped (million barrels)	50.0	43.7
Crude oil terminal average utilization (million barrels per month)	12.6	14.4
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels) (1)	15.0	18.8

Marine storage:
Marine terminal average utilization (million barrels per month)	23.6	23.5

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 50% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2015	2016
Refined products:
Transportation and terminals revenue	$220,683	$224,750
Affiliate management fee revenue	—	80
Less:
Operating expenses	74,212	85,985
Losses of non-controlled entities	55	42
Transportation and terminals margin	146,416	138,803

Product sales revenue	172,639	143,916
Less: Cost of product sales	135,634	111,856
Product margin	37,005	32,060
Operating margin	$183,421	$170,863

Crude oil:
Transportation and terminals revenue	$90,866	$101,728
Affiliate management fee revenue	3,027	2,784
Earnings of non-controlled entities	8,924	16,979
Less: Operating expenses	18,167	21,192
Transportation and terminals margin	84,650	100,299

Product sales revenue	—	1,743
Less: Cost of product sales	—	1,345
Product margin	—	398
Operating margin	$84,650	$100,697

Marine storage:
Transportation and terminals revenue	$42,263	$43,597
Affiliate management fee revenue	336	315
Earnings of non-controlled entities	721	691
Less: Operating expenses	15,335	17,248
Transportation and terminals margin	27,985	27,355

Product sales revenue	488	903
Less: Cost of product sales	545	384
Product margin	(57)	519
Operating margin	$27,928	$27,874

Segment operating margin	$295,999	$299,434
Add: Allocated corporate depreciation costs	1,007	1,192
Total operating margin	297,006	300,626
Less:
Depreciation and amortization expense	41,697	43,754
General and administrative expense	35,498	40,874
Total operating profit	$219,811	$215,998

Note: Amounts may not sum to figures shown on the consolidated statement of income due to inter-segment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING AND LOWER-OF-COST-OR-MARKET INVENTORY ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31, 2016
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$207,070	$0.91	$0.91
Unrealized derivative gains associated with future physical product sales	(7,954)	(0.04)	(0.04)
Excluding commodity-related adjustments*	$199,116	$0.87	$0.87

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,826
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,849

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended
	March 31,		2016
	2015	2016	Guidance

Net income	$183,636	$207,070	$768,000
Interest expense, net(1)	34,738	37,227	169,000
Depreciation and amortization	41,697	43,754	180,000
Equity-based incentive compensation (2)	(13,033)	(7,726)	6,000
Loss on sale and retirement of assets	(3)	2,259	8,000
Gain on exchange of interest in non-controlled entity(3)	—	(26,900)	(27,000)
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions (4)	4,537	(7,954)
Derivative gains recognized in previous periods associated with product sales completed in the period (4)	56,400	21,701
Lower-of-cost-or-market adjustments (5)	(29,062)	(1,715)
Total commodity-related adjustments	31,875	12,032	42,000
Cash distributions received from non-controlled entities in excess of earnings for the period	4,866	2,416	20,000
Adjusted EBITDA	283,776	270,132	1,166,000
Interest expense, net, excluding debt issuance cost amortization(1)	(34,151)	(36,513)	(166,000)
Maintenance capital (6)	(16,501)	(28,282)	(90,000)
Distributable cash flow	$233,124	$205,337	$910,000

Distributable cash flow per limited partner unit receiving distributions related to this period	$1.03	$0.90	$4.00

Weighted average number of limited partner units receiving distributions related to this period	227,426	227,784	227,784

(1)
In 2015, the partnership adopted Accounting Standards Update No. 2015-03, Interest: Simplifying the Presentation of Debt Issuance Costs. Under this new accounting standard, debt issuance cost amortization expense has been reclassified as interest expense. The partnership has added back debt issuance cost amortization expense included in interest expense of $0.6 million and $0.7 million for purposes of calculating DCF for the three months ended March 31, 2015 and 2016, respectively.

(2)
Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for DCF purposes. Total equity-based incentive compensation expense for the three months ended March 31, 2015 and 2016 was $4.8 million and $6.7 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2015 and 2016 of $17.8 million and $14.4 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce DCF.

(3)
In February 2016, the partnership transferred its 50% membership interest in Osage Pipe Line Company, LLC to an affiliate of HollyFrontier Corporation. In conjunction with this transaction, the partnership entered into several commercial agreements with affiliates of HollyFrontier Corporation, which were recorded as intangible assets and other receivables in its consolidated balance sheets.  The partnership recorded a $26.9 million non-cash gain in relation to this transaction.

(4)
Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. In addition, the partnership has designated certain derivatives used to hedge its crude oil tank bottoms and linefill assets as fair value hedges, and the change in the differential between the current spot price and forward price on these hedges is recognized currently in earnings. The partnership excludes the net impact of both of these adjustments from its determination of DCF until the hedged products are physically sold. In the period in which these products are physically sold, the net impact of the associated hedges is included in the partnership's determination of DCF.

(5)
The partnership adds the amount of lower-of-cost-or-market (“LCM”) adjustments on inventory and firm purchase commitments recognized in each applicable period to determine DCF as these are non-cash charges against income.  In subsequent periods when the partnership physically sells or purchases the related products, it deducts the LCM adjustments previously recognized to determine DCF.

(6)
Maintenance capital expenditure projects maintain the partnership's existing assets and do not generate incremental DCF (i.e. incremental returns to the partnership's unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.